Exhibit 99.1

Ferguson plc Reports Third Quarter Results
Continued Performance in Challenging End Markets
Third quarter highlights
-     Sales decline of 2.0%, as expected, with one fewer sales day (1.6% impact), on top of a 23.1% prior year growth comparable.
-     Gross margin of 30.0%.
-     Operating margin of 7.0% (9.2% on an adjusted basis) in the quarter, with fiscal year to date operating margin of 8.6% (9.6% on an adjusted basis).
-    Diluted earnings per share of $1.63 ($2.20 on an adjusted basis).
-    Strong net cash provided by operating activities of $1.8 billion on a fiscal year to date basis.
-    Declared quarterly dividend of $0.75, implying an annualized increase of 9% over the prior year.
-    Subsequent to quarter end, signed a definitive purchase agreement to acquire a 15 location Northeast HVAC business, which we expect to complete in the fourth quarter subject to regulatory approval.
-    Share repurchases of $220 million during the quarter, and increased the program by a further $500 million.
-    Balance sheet remains strong with net debt to adjusted EBITDA of 1.1x.

June 6, 2023
WOKINGHAM, England--
FY2023 Guidance

Total Company*	2023 Guidance
Net sales	Low single digit growth
Adjusted operating margin	9.4% - 9.8%
Interest expense	$185 - $195 million
Adjusted effective tax rate	Approximately 25%
Capital expenditures	$400 - $450 million
*Net sales guidance continues to reflect market outperformance, completed acquisitions and one additional sales day. Adjusted operating margin narrowed from previous guidance of 9.3% - 9.9% and interest expense range reduced from $185 - $205 million.

Kevin Murphy, Ferguson CEO, commented “The year is progressing as expected and our associates again delivered solid results, leveraging our scale and core strengths to help our customers navigate their complex projects. Our balanced business is serving us well in challenging markets. During the quarter we continued to take targeted actions to manage the cost base and working capital to deliver strong cash flows.
“Our financial guidance continues to reflect market outperformance, both organically and from acquisitions. Our markets remain attractive over the medium term and our scale and advantaged platform position us to capitalize on structural tailwinds. Our strong balance sheet and cash generative model allow us to continue to invest for organic growth, consolidate our fragmented markets through acquisitions and return capital to shareholders.”

	Three months ended April 30,
US$ (In millions, except per share amounts)	2023		2022		Change
	Reported(1)	Adjusted(2)	Reported(1)	Adjusted(2)	Reported	Adjusted
Net sales	7,140	7,140	7,284	7,284	(2.0)%	(2.0)%
Gross margin	30.0%	30.0%	30.3%	30.3%	(30) bps	(30) bps
Operating profit	497	657	712	747	(30.2)%	(12.0)%
Operating margin	7.0%	9.2%	9.8%	10.3%	(280) bps	(110) bps
Earnings per share - diluted	1.63	2.20	2.50	2.50	(34.8)%	(12.0)%
Adjusted EBITDA		705		795		(11.3)%

	Nine months ended April 30,
US$ (In millions, except per share amounts)	2023		2022		Change
	Reported(1)	Adjusted(2)	Reported(1)	Adjusted(2)	Reported	Adjusted
Net sales	21,896	21,896	20,595	20,595	+6.3%	+6.3%
Gross margin	30.2%	30.2%	30.7%	30.7%	(50) bps	(50) bps
Operating profit	1,877	2,103	2,006	2,102	(6.4)%	—%
Operating margin	8.6%	9.6%	9.7%	10.2%	(110) bps	(60) bps
Earnings per share - diluted	6.28	7.07	6.88	6.93	(8.7)%	+2.0%
Adjusted EBITDA		2,247		2,257		(0.4)%
Net debt(2) : Adjusted EBITDA		1.1x		0.8x
(1) The results are presented in accordance with U.S. GAAP on a continuing operations basis.
(2) The Company uses certain non-GAAP measures, which are not defined or specified under U.S. GAAP. See the section titled “Non-GAAP
Reconciliations and Supplementary Information.”
Summary of financial results
Third quarter
Net sales of $7.1 billion were 2.0% below last year primarily driven by the 1.9% adverse impact from one fewer sales day and the impact of foreign exchange. Organic revenue declined 2.5% and was largely offset by acquisition growth of 2.4%. The Company’s decrease in net sales was mainly driven by declines in residential, partially offset by growth in non-residential sales compared to the prior year period. As expected, price inflation stepped down from approximately 10% in the second quarter to approximately 5% in the third quarter.
Gross margin of 30.0% was 30 basis points lower than last year, impacted by certain commodity categories. Operating expenses were diligently managed, with costs sequentially flat to the second quarter, and we remain focused on productivity and efficiencies while investing in core capabilities for future growth.
Reported operating profit was $497 million (7.0% operating margin), 30.2% lower than last year, in part due to branch closure and software impairment charges. Adjusted operating profit of $657 million (9.2% adjusted operating margin) was 12.0% lower than last year.

Reported diluted earnings per share was $1.63 (Q3 2022: $2.50), a decrease of 34.8%, and adjusted diluted earnings per share of $2.20 decreased 12.0% with the reduction due to lower adjusted operating profit and higher interest expense, partially offset by the impact of share repurchases.
Branch closure and software impairment charges

During the quarter we continued to take additional steps to review and control our cost base. As a result, we recorded a charge of $20 million related to the closure of 44 smaller, underperforming branches.

In addition, we have been upgrading portions of our IT systems to enhance our customer experience and associate productivity. One of the solutions developed targeted certain branch transactional processes and was piloted at select locations. We determined during the third quarter that this solution did not meet our customer service, speed and efficiency goals and we chose not to proceed with this component. As a result, we recorded a non-cash impairment charge of $107 million.
USA - third quarter
Net sales in the US business declined 1.6%, driven by a 1.6% adverse impact from one fewer selling day. Organic revenue was down 2.5%, offset by 2.5% from acquisitions.
Residential end markets, which comprise just over half of US revenue, slowed further during the quarter as expected. New residential housing start and permit activity was relatively stable on a sequential basis but is significantly below prior year levels, while repairs, maintenance and improvement (“RMI”) work remained more resilient. Overall, residential revenue declined by approximately 6% in the third quarter.
Non-residential end markets, representing just under half of US revenue, continued to moderate with non-residential revenues growing by approximately 3% in the third quarter. Industrial and non-residential waterworks projects saw strength in the quarter and, as expected, we are beginning to see increased levels of megaproject related bid activity.
Adjusted operating profit of $664 million was 9.8% or $72 million behind last year.
Canada - third quarter
Net sales compressed by 9.5%, with organic revenue decline of 1.5%, a 1.8% adverse impact from one fewer sales day, and a further 6.2% due to the adverse impact of foreign exchange rates. Similar to the US segment, non-residential end markets have been more resilient than residential end markets. Adjusted operating profit of $7 million declined by $13 million compared to last year.
Segmental overview

	Three months ended April 30,			Nine months ended April 30,
US$ (In millions)	2023	2022	Change	2023	2022	Change
Net sales:
USA	6,827	6,938	(1.6)%	20,863	19,528	6.8%
Canada	313	346	(9.5)%	1,033	1,067	(3.2)%
Total net sales	7,140	7,284	(2.0)%	21,896	20,595	6.3%

Adjusted operating profit:
USA	664	736	(9.8)%	2,088	2,064	1.2%
Canada	7	20	(65.0)%	54	77	(29.9)%
Central and other costs	(14)	(9)		(39)	(39)
Total adjusted operating profit	657	747	(12.0)%	2,103	2,102	—%

Financial position
Net debt at April 30, 2023 was $3.3 billion and during the quarter we completed share repurchases of $0.2 billion.

Taking into account the Company’s strong financial position, we have extended the share repurchase program by an additional $0.5 billion, resulting in a remaining balance of approximately $0.7 billion.
We have declared a quarterly dividend of $0.75, having transitioned from a semi-annual distribution schedule earlier in the fiscal year. This implies a 9% increase, as compared to a quarter of the prior year’s total dividend, and will be paid on August 4, 2023 to shareholders on the register as of June 16, 2023.
Subsequent to quarter end we signed a definitive purchase agreement to acquire S. G. Torrice, an HVAC business with 15 locations in the Northeast, which we expect to complete in the fourth quarter subject to regulatory approval.
There have been no other significant changes to the financial position of the Company.

For further information please contact

Investor relations
Brian Lantz, Vice President IR and Communications	Mobile:	+1 224 285 2410
Pete Kennedy, Director of Investor Relations	Mobile:	+1 757 603 0111

Media inquiries
John Pappas, Director of Financial Communications	Mobile:	+1 484 790 2727
Investor conference call and webcast
A call with Kevin Murphy, CEO and Bill Brundage, CFO will commence at 8:30 a.m. ET (1:30 p.m. BST) today. The call will be recorded and available on our website after the event at www.corporate.ferguson.com.
Dial in number US: +1 646 787 9445
UK: +44 (0) 20 3936 2999
Ask for the Ferguson call quoting 519626. To access the call via your laptop, tablet or mobile device please go to www.corporate.ferguson.com. If you have technical difficulties, please click the “Listen by Phone” button on the webcast player and dial the number provided.
About us
Ferguson plc (NYSE: FERG; LSE: FERG) is a leading value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. We exist to make our customers’ complex projects simple, successful and sustainable. Ferguson is headquartered in the U.K., with its operations and associates solely focused on North America and managed from Newport News, Virginia. For more information, please visit www.corporate.ferguson.com or follow us on LinkedIn www.linkedin.com/company/ferguson-enterprises.
Analyst resources
For further information on quarterly financial breakdowns, visit www.corporate.ferguson.com on the Investors menu under Analyst Consensus and Resources.
Provisional financial calendar

Q4 Results for period ending July 31, 2023	September 26, 2023
Timetable for the quarterly dividend
The timetable for payment of the quarterly dividend of $0.75 per share is as follows:
Ex-dividend date:    June 15, 2023
Record date:        June 16, 2023
Payment date:        August 4, 2023
The quarterly dividend is declared in U.S. dollars and since March 2021, the default currency for dividends is also U.S. dollars. Those shareholders who have not elected to receive the dividend in pounds sterling and who would like to make such an election may do so online by going to Computershare's Investor Center and returning the completed form to the address located in the upper‐right corner of the form. The deadline to elect to receive the quarterly dividend in pounds sterling, or to amend an existing election, is 5:00 p.m. ET on July 7, 2023 and any requests should be made in good time ahead of that date.

The form is available at www‐us.computershare.com/investor/#home and navigating to Company Info > FERG > GBP Dividend Election and Mandate Form.

The completion of cross-border movements of shares between the U.K. and the U.S. is contingent upon the receiving broker identifying and acknowledging any such movements. Where a cross-border movement of shares has been initiated but not completed by the relevant dividend record date (being June 16, 2023 for this quarterly dividend), there is a risk that the dividend in respect of such shares will not be received on the dividend payment date. Accordingly, shareholders are advised not to initiate any cross-border movements of shares during the period from June 14, 2023 through June 16, 2023 inclusive.
Cautionary note on forward-looking statements
Certain information included in this announcement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, projected interest in and ownership of our ordinary shares by domestic US investors, plans and objectives for future capabilities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes, and other statements concerning the success of our business and strategies. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes”, “estimates”, “anticipates”, “potential”, “expects”, “forecasts”, “guidance”, “intends”, “continues”, “plans”, “projects”, “goal”, “target”, “aim”, “may”, “will”, “would”, “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this announcement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other factors beyond our control, including any macroeconomic or other consequences of the current conflict in Ukraine; failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems; decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets, as well as the RMI and new construction markets; changes in competition, including as a result of market consolidation; failure of a key information technology system or process as well as exposure to fraud or theft resulting from payment-related risks; privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents or network security breaches; ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory, increased delivery costs or lack of availability; failure to effectively manage and protect our facilities and inventory; unsuccessful execution of our operational strategies; failure to attract, retain and motivate key associates; exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks; inherent risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions; regulatory, product liability and reputational risks and the failure to achieve and maintain a high level of product and service quality; inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease if we close a facility; changes in, interpretations of, or compliance with tax laws in the United States, the United Kingdom, Switzerland or Canada; our indebtedness and changes in our credit ratings and outlook; fluctuations in foreign currency and product prices (e.g., commodity-priced materials, inflation/deflation); funding risks related to our defined benefit pension plans; legal proceedings as well as failure to comply with domestic and foreign laws and regulations or the occurrence of unforeseen developments such as litigation; risks associated with the relocation of our primary listing to the United States and any volatility in our share price and shareholder base in connection therewith; the costs and risk exposure relating to environmental, social and governance matters; adverse impacts caused by the COVID‐19 pandemic (or related variants); and other risks and uncertainties set forth under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2023 as filed with the SEC on March 8, 2023, our Annual Report on Form 10-K for the fiscal year ended July 31, 2022 as filed with the SEC on September 27, 2022 and in other filings we make with the SEC in the future.

Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Ferguson plc
Non-GAAP Reconciliations and Supplementary Information
(unaudited)
Non-GAAP items
This announcement contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP measures include adjusted operating profit, adjusted operating margin, adjusted net income, adjusted earnings per share - diluted, adjusted EBITDA, adjusted effective tax rate, net debt and net debt to adjusted EBITDA ratio. The Company believes that these non-GAAP measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Board. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, and any other items that are non-recurring. Non-recurring items may include business restructuring charges, corporate restructuring charges, which includes costs associated with the Company’s listing in the United States, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those described above, that may arise in the future. The variability of these items is unpredictable and may have a significant impact.

Summary of Organic Revenue
Management evaluates organic revenue as it provides a consistent measure of the change in revenue year-on-year. Organic revenue growth (or decline) is determined as the growth (or decline) in total reported revenue excluding the growth (or decline) attributable to currency exchange rate fluctuations, sales days, acquisitions and disposals, divided by the preceding financial year’s revenue at the current year’s exchange rates.
A summary of the Company’s historical revenue and organic revenue growth is below:

	Q3 2023		Q2 2023		Q1 2023		Q4 2022		Q3 2022
	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue
USA	(1.6)%	(2.5)%	5.4%	2.6%	17.4%	13.0%	22.1%	19.8%	23.9%	23.7%
Canada	(9.5)%	(1.5)%	(4.5)%	3.0%	3.6%	8.2%	10.5%	14.2%	8.8%	11.3%
Continuing operations	(2.0)%	(2.5)%	4.9%	2.7%	16.6%	12.7%	21.4%	19.5%	23.1%	23.1%
For further details regarding organic revenue growth, visit www.corporate.ferguson.com on the Investors menu under Analyst Consensus and Resources.
Reconciliation of Net Income to Adjusted Operating Profit and Adjusted EBITDA

	Three months ended		Nine months ended
	April 30,		April 30,
(In millions)	2023	2022	2023	2022
Net income	$336	$546	$1,305	$1,542
Income from discontinued operations (net of tax)	—	—	—	(25)
Income from continuing operations	336	546	1,305	1,517
Provision for income taxes	111	144	429	416
Interest expense, net	48	22	136	71
Other expense, net	2	—	7	2
Operating profit	497	712	1,877	2,006
Corporate restructurings(1)	—	5	—	12
Impairments and other charges(2)	127	—	127	—
Amortization of acquired intangibles	33	30	99	84
Adjusted Operating Profit	657	747	2,103	2,102
Depreciation & impairment of PP&E	38	35	111	105
Amortization & impairment of non-acquired intangibles	10	13	33	50
Adjusted EBITDA	$705	$795	$2,247	$2,257
(1)For the three and nine months ended April 30, 2022, corporate restructuring costs related to the incremental costs of the Company’s listing in the United States.
(2)For the three and nine months ended April 30, 2023, impairments and other charges related to the $107 million in software impairment charges in the United States, as well as $20 million in charges associated with the closure of certain smaller, underperforming branches in the United States.

Net Debt : Adjusted EBITDA Reconciliation
To assess the appropriateness of its capital structure, the Company’s principal measure of financial leverage is net debt to adjusted EBITDA. The Company aims to operate with investment grade credit metrics and keep this ratio within one to two times.
Net debt
Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

	As of April 30,
(In millions)	2023	2022
Long-term debt(1)	$3,839	$3,221
Short-term debt(2)	87	300
Derivative liabilities (assets)	12	14
Cash and cash equivalents	(625)	(1,160)
Net debt	$3,313	$2,375
(1)     The increase in long-term debt as of April 30, 2023 primarily reflects the $500 million in term loans entered into in October 2022, net of other borrowings and repayments since April 2022.
(2)     Includes bank overdrafts of $32 million and $50 million, respectively.
Adjusted EBITDA (Rolling 12-month)
Adjusted EBITDA is net income before charges/credits relating to depreciation, amortization, impairment and certain non-GAAP adjustments. A rolling 12-month adjusted EBITDA is used in the net debt to adjusted EBITDA ratio to assess the appropriateness of the Company’s financial leverage.

	Twelve months ended
(In millions, except ratios)	April 30,
	2023	2022
Net income	$1,885	$2,216
Loss (income) from discontinued operations (net of tax)	2	(34)
Provision for income taxes	622	401
Interest expense, net	176	91
Other expense (income), net	6	(7)
Corporate restructurings(1)	5	20
Impairments and other charges(2)	127	—
Depreciation and amortization	320	312
Adjusted EBITDA	$3,143	$2,999
Net Debt: Adjusted EBITDA	1.1x	0.8x
(1)     For the rolling twelve months ended April 30, 2023 and 2022, the corporate restructuring costs primarily related to incremental costs in connection with the Company’s listing in the United States.
(2)     For the rolling twelve months ended April 30, 2023, impairments and other charges related to the $107 million in software impairment charges in the United States, as well as $20 million in charges associated with the closure of certain smaller, underperforming branches in the United States.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS - Diluted

	Three months ended
	April 30,
(In millions, except per share amounts)	2023		2022
		per share(1)		per share(1)
Net income	$336	$1.63	$546	$2.50
Income from discontinued operations (net of tax)	—	—	—	—
Income from continuing operations	336	1.63	546	2.50
Corporate restructurings(2)	—	—	5	0.02
Impairments and other charges(3)	127	0.62	—	—
Amortization of acquired intangibles	33	0.16	30	0.14
Discrete tax adjustments(4)	(1)	(0.01)	(33)	(0.15)
Tax impact-non-GAAP adjustments(5)	(41)	(0.20)	(2)	(0.01)
Adjusted net income	$454	$2.20	$546	$2.50

Diluted weighted-average shares	206.1		218.0

	Nine months ended
	April 30,
(In millions, except per share amounts)	2023		2022
		per share(1)		per share(1)
Net income	$1,305	$6.28	$1,542	$6.99
Income from discontinued operations (net of tax)	—	—	(25)	(0.11)
Income from continuing operations	1,305	6.28	1,517	6.88
Corporate restructurings(2)	—	—	12	0.05
Impairments and other charges(3)	127	0.61	—	—
Amortization of acquired intangibles	99	0.48	84	0.38
Discrete tax adjustments(4)	(4)	(0.02)	(72)	(0.33)
Tax impact-non-GAAP adjustments(5)	(57)	(0.28)	(12)	(0.05)
Adjusted net income	$1,470	$7.07	$1,529	$6.93

Diluted weighted-average shares	207.9		220.6
(1)Per share on a dilutive basis.
(2)For the three and nine months ended April 30, 2022, corporate restructuring costs related to the incremental costs of the Company’s listing in the United States.
(3)For the three and nine months ended April 30, 2023, impairments and other charges related to the $107 million in software impairment charges in the United States, as well as $20 million in charges associated with the closure of certain smaller, underperforming branches in the United States.
(4)For the three and nine months ended April 30, 2023, discrete tax items primarily related to adjustments in connection with amended returns. For the three and nine months ended April 30, 2022, the discrete tax adjustments primarily related to prior year tax adjustments, including the release of uncertain tax positions following the closure of tax audits and amended tax returns.
(5)For the three and nine months ended April 30, 2023, the tax impact on non-GAAP adjustments primarily related to the tax impact on the impairments and other charges and amortization of acquired intangibles. For the three and nine months ended April 30, 2022, the tax impact on non-GAAP adjustments primarily related to the tax impact on the amortization of acquired intangibles.

Ferguson plc
Condensed Consolidated Statements of Earnings
(unaudited)

	Three months ended		Nine months ended
	April 30,		April 30,
(In millions, except per share amounts)	2023	2022	2023	2022
Net sales	$7,140	$7,284	$21,896	$20,595
Cost of sales	(5,000)	(5,079)	(15,273)	(14,274)
Gross profit	2,140	2,205	6,623	6,321
Selling, general and administrative expenses	(1,435)	(1,415)	(4,376)	(4,091)
Impairments and other charges	(127)	—	(127)	—
Depreciation and amortization	(81)	(78)	(243)	(224)
Operating profit	497	712	1,877	2,006
Interest expense, net	(48)	(22)	(136)	(71)
Other expense, net	(2)	—	(7)	(2)
Income before income taxes	447	690	1,734	1,933
Provision for income taxes	(111)	(144)	(429)	(416)
Income from continuing operations	336	546	1,305	1,517
Income from discontinued operations (net of tax)	—	—	—	25
Net income	$336	$546	$1,305	$1,542

Earnings per share - Basic:
Continuing operations	$1.64	$2.52	$6.30	$6.91
Discontinued operations	—	—	—	0.11
Total	$1.64	$2.52	$6.30	$7.02

Earnings per share - Diluted:
Continuing operations	$1.63	$2.50	$6.28	$6.88
Discontinued operations	—	—	—	0.11
Total	$1.63	$2.50	$6.28	$6.99

Weighted average number of shares outstanding:
Basic	205.4	217.1	207.1	219.5
Diluted	206.1	218.0	207.9	220.6

Ferguson plc
Condensed Consolidated Balance Sheets
(unaudited)

	As of
(In millions)	April 30, 2023	July 31, 2022
Assets
Cash and cash equivalents	$625	$771
Accounts receivable, net	3,382	3,610
Inventories	4,089	4,333
Prepaid and other current assets	783	834
Assets held for sale	30	3
Total current assets	8,909	9,551
Property, plant and equipment, net	1,542	1,376
Operating lease right-of-use assets	1,321	1,200
Deferred income taxes, net	265	177
Goodwill	2,090	2,048
Other non-current assets	1,237	1,309
Total assets	$15,364	$15,661

Liabilities and shareholders’ equity
Accounts payable	$3,297	$3,607
Other current liabilities	1,828	2,192
Total current liabilities	5,125	5,799
Long-term debt	3,839	3,679
Long-term portion of operating lease liabilities	995	878
Other long-term liabilities	684	640
Total liabilities	10,643	10,996
Total shareholders' equity	4,721	4,665
Total liabilities and shareholders' equity	$15,364	$15,661

Ferguson plc
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Nine months ended
	April 30,
	2023	2022
Cash flows from operating activities:
Net income	$1,305	$1,542
Income from discontinued operations	—	(25)
Income from continuing operations	1,305	1,517
Depreciation and amortization	243	224
Share-based compensation	38	44
Non-cash impact of impairments and net loss on disposal of assets	127	14
Decrease (increase) in inventories	315	(808)
Decrease (increase) in receivables and other assets	313	(636)
(Decrease) increase in accounts payable and other liabilities	(441)	439
Other operating activities	(94)	(113)
Net cash provided by operating activities of continuing operations	1,806	681
Net cash used in operating activities of discontinued operations	(4)	—
Net cash provided by operating activities	1,802	681
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(179)	(275)
Capital expenditures	(361)	(195)
Other investing activities	(3)	(6)
Net cash used in investing activities of continuing operations	(543)	(476)
Net cash provided by investing activities of discontinued operations	—	25
Net cash used in investing activities	(543)	(451)
Cash flows from financing activities:
Purchase of own shares by Employee Benefit Trusts	—	(92)
Purchase of treasury shares	(784)	(918)
Net change in debt and bank overdrafts	(29)	1,003
Cash dividends	(557)	(364)
Other financing activities	(19)	(12)
Net cash used in financing activities	(1,389)	(383)
Change in cash, cash equivalents and restricted cash	(130)	(153)
Effects of exchange rate changes	20	(19)
Cash, cash equivalents and restricted cash, beginning of period	785	1,342
Cash, cash equivalents and restricted cash, end of period	$675	$1,170